Exhibit 99.1
AMERICOLD REALTY TRUST ANNOUNCES FIRST QUARTER 2019 RESULTS

Atlanta, GA, May 7, 2019 - Americold Realty Trust (NYSE: COLD) (the “Company”), the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses, today announced financial and operating results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Total revenue of $393.1 million, a 0.5% increase over the same quarter last year, or a 2.8% increase on a constant currency basis

•	Global Warehouse segment revenue of $289.6 million, a 1.1% increase over the same quarter last year, or a 3.4% increase on a constant currency basis

•	Total contribution (NOI) of $98.7 million, a 1.4% increase over the same quarter last year, or a 3.0% increase on a constant currency basis

•	Global Warehouse segment contribution (NOI) of $90.8 million, a 1.4% increase over the same quarter last year, or a 2.7% increase on a constant currency basis

•	Net loss of $4.6 million, or $0.03 per diluted common share, compared to net loss of $8.6 million in the same quarter last year

•	Core EBITDA of $71.1 million, a 0.8% decrease over the same quarter last year, or a 0.7% increase on a constant currency basis

•	Core Funds from Operations ("Core FFO") of $39.9 million, or $0.26 per diluted common share, compared to $34.8 million in the same quarter last year

•	Adjusted Funds from Operations (“AFFO”) of $44.3 million, or $0.29 per diluted common share, compared to $39.9 million in the same quarter last year

•	Global Warehouse segment same store revenue grew 0.4%, or 2.7% on a constant currency basis, with same store segment contribution (NOI) improving 0.2%, or 1.5% on a constant currency basis

•
Acquired privately-held PortFresh, consisting of a temperature-controlled operator servicing fresh produce trade through the Port of Savannah and 163 acres of entitled land, for approximately $35.9 million. Concurrently announced plans to build a new, approximately 15 million cubic foot state-of-the-art temperature-controlled storage facility in Savannah, Georgia

Fred Boehler, President and Chief Executive Officer of Americold Realty Trust, stated, “We made strong progress to start 2019 as we leveraged our unique position as the world’s largest and only publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. We continue to drive internal growth through the steady execution of our business. Our core operations remain strong, and fundamentals within the industry remain extremely favorable as we look ahead.
We completed our first sizable, strategic acquisition by acquiring privately-held Cloverleaf Cold Storage, which added 22 mission critical, turnkey facilities in key protein markets in a transaction that is immediately accretive to our financial results. This was a rare opportunity to leverage our cost of capital and add complimentary scale, which positions us to create value with the full integration onto our proprietary Americold Operating System. We also completed a "tuck-in" acquisition of two additional facilities through our acquisition of Lanier Cold Storage. With these acquisitions complete, our total network now exceeds one billion refrigerated cubic feet. Further, our plans to expand our key Atlanta major market campus, including the addition of fully and semi-automated facilities and in combination with our acquisition and development in Savannah, will enhance our efficiency and further grow capacity, allowing us to better serve current and new customers.”

Mr. Boehler continued, “Finally, to fund this transformational growth, we were pleased with our successful follow on offering in April and debt private placement in May. We are very proud of our team’s hard work during this busy start to the year, and believe these transactions position us to drive shareholder value for years to come.”

First Quarter 2019 Total Company Financial Results
Total revenue for the first quarter ended March 31, 2019 was $393.1 million, a 0.5% increase from the same quarter of the prior year, or a 2.8% increase on a constant currency basis. This growth was largely driven by net new business, improvements in commercial terms and contractual rate escalations, the maturation of the Clearfield, Utah facility, the opening of the build-to-suit facility in Middleboro, Massachusetts at the end of the third quarter of 2018, and the incremental revenue associated with the PortFresh acquisition in January 2019, all within the Global Warehouse segment. These factors were partially offset by unfavorable foreign currency exchange rates, the exit of two sites in the second quarter of 2018, the impact of one less business day in the first quarter of 2019 as compared to the first quarter of 2018, and the later timing of the Easter holiday in 2019.

For the first quarter of 2019, the Company reported a net loss of $4.6 million, or $0.03 per diluted share, compared to a net loss of $8.6 million for the same quarter of the prior year. Net loss for the current quarter included the impact of approximately $12.6 million of asset impairment charges stemming from the announcement of its Atlanta Major Market Strategy, which includes the redevelopment of an existing facility, and the potential future sale of an idle facility during the second quarter of 2019.

Total contribution (NOI) for the first quarter ended March 31, 2019 was $98.7 million, an increase of 1.4% from the same quarter of the prior year, or a 3.0% increase on a constant currency basis.

Core EBITDA was $71.1 million for the first quarter of 2019, compared to $71.7 million for the same quarter of the prior year. This reflects a 0.8% decrease over prior year largely impacted by unfavorable foreign currency exchange rates and year-over-year higher workers' compensation and healthcare costs. As a result, Core EBITDA margin contracted by 24.3 basis points to 18.1%. On a constant currency basis, Core EBITDA was $72.2 million, an increase of $0.5 million or 0.7%.

For the first quarter of 2019, Core FFO was $39.9 million, or $0.26 per diluted share, compared to $34.8 million for same quarter of the prior year. The year-over-year increase is driven primarily by the decrease in interest expense as a result of the reduction in our weighted average contractual rate of real estate debt.

For the first quarter of 2019, AFFO was $44.3 million, or $0.29 per diluted share, compared to $39.9 million for same quarter of the prior year. AFFO excludes certain expenses and income items that do not represent core expenses and income streams.

Please see the Company's supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

First Quarter 2019 Global Warehouse Segment Results
For the first quarter of 2019, Global Warehouse segment revenues were $289.6 million, an increase of $3.1 million, or 1.1%, compared to $286.5 million for the first quarter of 2018. This growth was primarily driven by the same factors mentioned above.

Warehouse segment contribution (NOI) was $90.8 million, or 31.4% of segment revenue, for the first quarter of 2019, compared to $89.6 million, or 31.3% of segment revenue, for the prior year. This represents a 1.4% improvement in segment profitability over the first quarter of 2018 and an expansion of 10 basis points in segment margin period-over-period. As previously mentioned, growth was largely impacted by unfavorable foreign currency exchange rates and the later timing of Easter in 2019 as compared to 2018. Additionally, the year-over-year profit growth was strained by higher workers' compensation and health care costs. As a reminder, during the first quarter of 2018, the Company had a $1 million benefit related to workers' compensation. Despite these items, the year-over-year growth was driven by the aforementioned revenue trends, combined with operating efficiency gains driven by power savings and the leveraging of its fixed expenses.

The Company ended the first quarter of 2019 with 144 total facilities in its Global Warehouse segment portfolio. Of the 144 total facilities, 137 meet the Company’s definition of facilities with at least 24 months of consecutive "normalized operations" and are reported as "same store." The remaining seven facilities are in various stages of operations and are classified as "non-same store."

The following tables summarize the first quarter 2019 Global Warehouse full segment and same store metrics compared to the same period a year ago:

Global Warehouse - Total	Three Months Ended March 31,			Change
Dollars in thousands	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
Global Warehouse revenues:
Rent and storage	$126,380	$128,727	$125,727	0.5%	2.4%
Warehouse services	163,235	167,400	160,790	1.5%	4.1%
Total Warehouse revenues	$289,615	$296,127	$286,517	1.1%	3.4%
Global Warehouse contribution (NOI)	$90,819	$92,011	$89,570	1.4%	2.7%
Global Warehouse margin	31.4%	31.1%	31.3%	10 bps	-19 bps

Units in thousands except per pallet data
Global Warehouse rent and storage:
Occupancy
Average physical occupied pallets	2,374	2,374	2,447	(3.0)%	(3.0)%
Average economic occupied pallets	2,507	2,507	2,561	(2.1)%	(2.1)%
Average physical pallet positions	3,182	3,182	3,212	(0.9)%	(0.9)%
Physical occupancy percentage	74.6%	74.6%	76.2%	-158 bps	-158 bps
Economic occupancy percentage	78.8%	78.8%	79.7%	-93 bps	-93 bps
Total rent and storage revenues per physical occupied pallet	$53.25	$54.24	$51.38	3.6%	5.6%
Total rent and storage revenues per economic occupied pallet	$50.41	$51.35	$49.09	2.7%	4.6%
Global Warehouse services:
Throughput pallets	6,521	6,521	6,643	(1.8)%	(1.8)%
Total warehouse services revenues per throughput pallet	$25.03	$25.67	$24.20	3.4%	6.1%

Global Warehouse - Same Store	Three Months Ended March 31,			Change
Dollars in thousands	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
Global Warehouse same store revenues:
Rent and storage	$122,559	$124,905	$122,356	0.2%	2.1%
Warehouse services	159,455	163,621	158,511	0.6%	3.2%
Total same store revenues	$282,014	$288,526	$280,867	0.4%	2.7%
Global Warehouse same store contribution (NOI)	$88,251	$89,443	$88,108	0.2%	1.5%
Global Warehouse same store margin	31.3%	31.0%	31.4%	-8 bps	-37 bps

Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average physical occupied pallets	2,276	2,276	2,364	(3.7)%	(3.7)%
Average economic occupied pallets	2,405	2,405	2,474	(2.8)%	(2.8)%
Average physical pallet positions	3,061	3,061	3,076	(0.5)%	(0.5)%
Physical occupancy percentage	74.3%	74.3%	76.8%	-249 bps	-249 bps
Economic occupancy percentage	78.6%	78.6%	80.4%	-186 bps	-186 bps
Same store rent and storage revenues per physical occupied pallet	$53.86	$54.89	$51.77	4.0%	6.0%
Same store rent and storage revenues per economic occupied pallet	$50.95	$51.93	$49.46	3.0%	5.0%
Global Warehouse same store services:
Throughput pallets	6,384	6,384	6,549	(2.5)%	(2.5)%
Same store warehouse services revenues per throughput pallet	$24.98	$25.63	$24.21	3.2%	5.9%
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

Fixed Commitment Rent and Storage Revenue
For the first quarter of 2019, 43.0% of rent and storage revenues are derived from customers with fixed commitment storage contracts, an increase of 20 basis points from the fourth quarter 2018 and 410 basis points over the first quarter of 2018.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company's customers have space available when needed. At times, these customers may be paying for space that is not physically occupied. For the first quarter of 2019, economic occupancy for the total warehouse segment was 78.8% and warehouse segment same store pool was 78.6%, representing a 420 basis point and 424 basis point increase above physical occupancy, respectively. For the first quarter of 2019, physical occupancy for the total warehouse segment was 74.6% and warehouse segment same store pool was 74.3%.

Real Estate Portfolio
The Company's real estate portfolio consists of 155 facilities as of March 31, 2019. During the first quarter of 2019, it purchased privately-held PortFresh Holdings, LLC, consisting of a temperature-controlled operator servicing fresh produce trade through the Port of Savannah and 163 acres of entitled land, for approximately $35.9 million, which it funded with available cash. Concurrently, the Company announced plans to build a new, approximately 15 million cubic foot state-of-the-art temperature-controlled storage facility in Savannah, Georgia with anticipated development spending of $55 to $65 million. Within the Third-Party Managed segment the management agreement for one facility that the Company operated expired and was not renewed during the first quarter of 2019.

The Company's same store population consists of 137 facilities as of March 31, 2019. During the first quarter of 2019, two warehouses were moved from the non-same store population to the same-store population as a result of achieving normalized operations. One of these sites was acquired and redeveloped in 2016, and one of these sites experienced an event in 2015 that resulted in an extended period of business interruption. Finally, one warehouse was reclassified from the same store to the non-same store population in anticipation of its lease expiration in the third quarter of 2019, which the Company does not intend to renew as part of its ongoing portfolio management and focus to own assets. As a result of this activity, the Company's non-same store population consists of seven facilities as of March 31, 2019.

Balance Sheet Activity and Liquidity
At March 31, 2019, the Company had total liquidity of approximately $943.6 million, including cash and capacity on its revolving credit facility. Total debt outstanding was $1.52 billion (inclusive of $159.1 million of capital leases/sale lease-backs and exclusive of deferred financing fees and unamortized debt discounts), of which 71% was in an unsecured structure. The Company has no material debt maturities until 2022, assuming the one-year extension option is exercised on its revolver. At quarter end, its net debt to Core EBITDA was approximately 4.4x. Of the Company's total debt outstanding, $1.36 billion relates to real estate debt, which excludes sale-leaseback and capitalized lease obligations. The Company's real estate debt has a weighted average term of 6.1 years and carries a weighted average contractual interest rate of 4.66%. At March 31, 2019, 75% of the Company's total debt outstanding was at a fixed rate, inclusive of the $100 million interest rate swap on its term loan that was entered into during the first quarter of 2019.

Dividend
On March 7, 2019, the Company's Board of Trustees declared a dividend of $0.20 per share for the first quarter of 2019, which was paid on April 15, 2019 to common shareholders of record as of March 29, 2019.

Highlights Subsequent to Quarter End

•
Closed on acquisition of privately-held Cloverleaf Cold Storage for $1.24 billion, consisting of 22 temperature-controlled facilities, of which 21 are owned and one is managed, totaling 132 million refrigerated cubic feet.

•	Closed on acquisition of Lanier Cold Storage for $82 million, consisting of two temperature-controlled facilities and 14 million refrigerated cubic feet.

•	Announced a planned expansion and redevelopment program at the Company's existing Atlanta major market campus for a total investment of approximately $126 million to $136 million.

•
Completed follow-on public offering of 50,312,500 common shares at $29.75 per share, of which 42,062,500 shares were issued and sold by the Company for net proceeds of approximately $1.21 billion, and entered into a forward sale agreement for 8,250,000 shares.

•
Priced $350 million of senior unsecured notes in an institutional private placement offering at an interest rate of 4.10% and a duration of 10.7 years in order to finance a portion of the previously announced acquisitions.

•
In April, the Company completed a land purchase in Sydney, Australia for $43.4 million, of which $4.7 million was paid as an initial deposit in 2018. The Company continues to work with its customer on the detailed design phase of the project.

2019 Outlook
The Company has revised select 2019 guidance based upon the impact of acquisitions, announced development, and capital markets activity completed subsequent to quarter end:

•
Global warehouse segment same store revenue growth to range between 2 and 4 percent on a constant currency basis and same store NOI growth to be 100 to 200 basis points higher than the associated revenue.

•	Selling, general, and administrative expense, as a percentage of total revenue, is expected to range between 6.8 and 7.2 percent.

•	Total recurring maintenance capital expenditures is expected in the range of $56 to $66 million.

•
Total growth and expansion capital expenditures is expected to aggregate in a range of $275 to $350 million, which includes spending related to the Company's announced projects in Chicago, IL, Savannah, GA, Australia, and Atlanta, GA as well as the three expansions associated with Cloverleaf.

•	Anticipated AFFO payout ratio of 67 to 70 percent.

•	Full year weighted average fully diluted share count of 182 to 186 million shares.

The Company's guidance is provided for informational purposes based on current plans and assumptions as is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Tuesday, May 7, 2019 at 5:00 p.m. Eastern Time to discuss first quarter 2019 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust's website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13689713. The telephone replay will be available starting shortly after the call until May 21, 2019.

The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 179 temperature-controlled warehouses, with over 1 billion refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net (loss) income available to common stockholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net (loss) income available to common stockholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financing; decreased storage rates or increased vacancy rates; risks related to current and potential international operations and properties; difficulties in identifying properties to be acquired and completing acquisitions; acquisition risks, including the failure of such acquisitions to perform in accordance with projections; our failure to realize the intended benefits from, or disruptions to our plans and operations or unknown or contingent liabilities related to our recent acquisitions; our failure to successfully integrate and operate acquired or developed properties or businesses, including but not limited to; Cloverleaf Cold Storage, Lanier Cold Storage and PortFresh Holdings LLC; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof; difficulties in expanding our operations into new markets, including international markets; our failure to maintain our status as a REIT; our operating partnership’s failure to qualify as a partnership for federal income tax purposes; uncertainties and risks related to natural disasters and global climate change; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements; liabilities as a result of our participation in multi-employer pension plans; losses in excess of our insurance coverage; the cost and time requirements as a result of our operation as a publicly traded REIT; risks related to joint venture investments, including as a result of our lack of control of such investments; changes in foreign currency exchange rates; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,”

“target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this documents include, among others, statements about our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and our other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Americold Realty Trust and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	March 31, 2019	December 31, 2018
Assets
Property, plant, and equipment:
Land	$408,982	$385,232
Buildings and improvements	1,862,064	1,849,749
Machinery and equipment	600,148	577,175
Assets under construction	74,937	85,983
	2,946,131	2,898,139
Accumulated depreciation and depletion	(1,127,419)	(1,097,624)
Property, plant, and equipment – net	1,818,712	1,800,515
Operating lease right-of-use assets	83,663	—
Accumulated depreciation-operating leases	(6,181)	—
Operating leases-net	77,482	—
Financing leases:
Buildings and improvements	11,227	11,227
Machinery and equipment	49,835	49,276
	61,062	60,503
Accumulated depreciation- financing leases	(21,415)	(21,317)
Financing leases – net	39,647	39,186
Cash and cash equivalents	172,838	208,078
Restricted cash	6,812	6,019
Accounts receivable – net of allowance of $6,146 and $5,706 at March 31, 2019 and December 31, 2018, respectively	193,599	194,279
Identifiable intangible assets – net	25,003	25,056
Goodwill	186,359	186,095
Investments in partially owned entities	13,167	14,541
Other assets	54,110	58,659
Total assets	$2,587,729	$2,532,428
Liabilities and shareholders’ equity
Liabilities:
Accounts payable and accrued expenses	258,055	253,080
Mortgage notes, senior unsecured notes and term loan - net of discount and deferred financing costs of $13,207 and $13,943 in the aggregate, at March 31, 2019 and December 31, 2018, respectively	1,350,120	1,351,014
Sale-leaseback financing obligations	118,181	118,920
Financing lease obligations	40,888	40,787
Operating lease obligations	80,257	—
Unearned revenue	17,994	18,625
Pension and postretirement benefits	15,721	16,317
Deferred tax liability - net	17,110	17,992
Multi-Employer pension plan withdrawal liability	8,926	8,938
Total liabilities	1,907,252	1,825,673
Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 149,132,808 and 148,234,959 issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1,491	1,482
Paid-in capital	1,365,767	1,356,133
Accumulated deficit	(673,297)	(638,345)
Accumulated other comprehensive loss	(13,484)	(12,515)
Total shareholders’ equity	680,477	706,755
Total liabilities and shareholders’ equity	$2,587,729	$2,532,428

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts - unaudited)
	Three Months Ended March 31,
	2019	2018
Revenues:
Rent, storage, and warehouse services	$289,615	$286,517
Third-party managed services	64,136	63,876
Transportation services	37,096	38,345
Other	2,232	2,403
Total revenues	393,079	391,141
Operating expenses:
Rent, storage, and warehouse services cost of operations	198,796	196,947
Third-party managed services cost of operations	60,877	60,099
Transportation services cost of operations	32,740	34,751
Cost of operations related to other revenues	1,988	2,057
Depreciation, depletion, and amortization	30,096	29,408
Selling, general and administrative	31,117	28,106
Acquisition, litigation, and other	8,493	3,841
Impairment of long-lived assets	12,555	—
Total operating expenses	376,662	355,209

Operating income	16,417	35,932

Other income (expense):
Income (loss) from investments in partially owned entities	122	(139)
Interest expense	(21,576)	(24,495)
Interest income	1,003	623
Loss on debt extinguishment and modifications	—	(21,385)
Foreign currency exchange gain, net	60	680
Other (expense) income, net	(167)	56
Loss before income tax (expense) benefit	(4,141)	(8,728)
Income tax (expense) benefit:
Current	(1,548)	(1,067)
Deferred	1,060	1,156
Total income tax (expense) benefit	(488)	89

Net loss	$(4,629)	$(8,639)
Less distributions on preferred shares of beneficial interest - Series A	—	(1)
Less distributions on preferred shares of beneficial interest - Series B	—	(1,817)
Net loss attributable to common shares of beneficial interest	$(4,629)	$(10,457)

Weighted average common shares outstanding – basic	149,404	124,433
Weighted average common shares outstanding – diluted	149,404	124,433

Net loss per common share of beneficial interest - basic	$(0.03)	$(0.08)
Net loss per common share of beneficial interest - diluted	$(0.03)	$(0.08)

Reconciliation of Net (Loss) Earnings to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts - unaudited)
	Three Months Ended
	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18
Net (loss) income	$(4,629)	$2,678	$24,540	$29,406	$(8,639)
Adjustments:
Real estate related depreciation and depletion	22,665	22,405	21,903	21,764	22,174
Net loss (gain) on sale of depreciable real estate	138	913	—	(8,384)	—
Net gain on asset disposals	—	—	(65)	—	—
Impairment charges on certain real estate assets	12,555	—	—	747	—
Real estate depreciation on China JV	289	398	292	242	270
NAREIT Funds from operations	31,018	26,394	46,670	43,775	13,805
Less distributions on preferred shares of beneficial interest	—	—	—	—	(1,817)
NAREIT Funds from operations attributable to common shareholders	$31,018	$26,394	$46,670	$43,775	$11,988
Adjustments:
Net (gain) loss on sale of non-real estate assets	(118)	110	(314)	(387)	(148)
Non-offering related equity issuance expenses (a)	1,511	(34)	605	—	1,242
Non-recurring public company implementation costs (b)	—	544	496	162	—
Acquisition, diligence and integration costs(c)	1,441	599	21	48	3
Stock-based compensation expense, IPO grants	607	1,433	845	965	965
Severance, reduction in workforce costs and equity acceleration(d)	4,294	(73)	73	—	11
Terminated site operations costs (e)	338	(1,870)	—	66	—
Litigation and other related settlement costs (f)	910
Loss on debt extinguishment, modifications and termination of derivative instruments	—	26,174	—	—	21,385
Foreign currency exchange (gain) loss	(60)	43	(734)	(1,511)	(680)
Excise tax settlement	—	(128)	—	—	—
Alternative Minimum Tax receivable from Tax Cuts & Jobs Act	—	—	(3,745)	—	—
Core FFO applicable to common shareholders	$39,941	$53,192	$43,917	$43,118	$34,766
Adjustments:
Amortization of deferred financing costs, debt discount and pension withdrawal liability	1,456	1,414	1,532	1,556	1,674
Amortization of below/above market leases	38	37	38	38	38
Straight-line net rent	(137)	(86)	(62)	(26)	(5)
Deferred income taxes (benefit) expense	(1,060)	(1,059)	512	(1,449)	(1,156)
Stock-based compensation expense, excluding IPO grants	2,032	994	1,226	701	3,553
Non-real estate depreciation and amortization	7,431	7,387	7,499	7,287	7,234
Non-real estate depreciation and amortization on China JV	102	107	132	143	156
Recurring maintenance capital expenditures (g)	(5,487)	(12,652)	(13,377)	(11,563)	(6,383)
Adjusted FFO applicable to common shareholders	$44,316	$49,334	$41,417	$39,805	$39,877

Reconciliation of Net (Loss) Earnings to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts - unaudited)
	Three Months Ended
	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18

NAREIT Funds from operations	$31,018	$26,394	$46,670	$43,775	$13,805
NAREIT Funds from operations attributable to common shareholders	31,018	26,394	46,670	43,775	11,988
Core FFO applicable to common shareholders	39,941	53,192	43,917	43,118	34,766
Adjusted FFO applicable to common shareholders	$44,316	$49,334	$41,417	$39,805	$39,877

Reconciliation of weighted average and fully diluted shares:
Weighted average basic shares for net income calculation	149,404	148,592	144,948	143,499	124,433
Dilutive stock options, unvested restricted stock units, equity forward contract	3,041	2,932	2,678	2,975	2,668
Weighted average dilutive shares	152,445	151,524	147,626	146,474	127,101
Common shares equivalents (h)	13	482	3,931	1,032	20,032
Fully diluted common shares outstanding(h)	152,458	152,006	151,557	147,506	147,133

NAREIT FFO - basic per share	$0.21	$0.18	$0.32	$0.31	$0.10
NAREIT FFO - diluted per share	0.20	0.17	0.32	0.30	0.09
NAREIT FFO - fully diluted per share(i)	0.20	0.17	0.31	0.30	0.08
					.
Core FFO - basic per share	0.27	0.36	0.30	0.30	0.28
Core FFO - diluted per share	0.26	0.35	0.30	0.29	0.27
Core FFO - fully diluted per share(i)	0.26	0.35	0.29	0.29	0.24

Adjusted FFO - basic per share	0.30	0.33	0.29	0.28	0.32
Adjusted FFO - diluted per share	0.29	0.33	0.28	0.27	0.31
Adjusted FFO - fully diluted per share(i)	$0.29	$0.32	$0.27	$0.27	$0.27

(a)
Represents one-time costs and professional fees associated with secondary offerings on behalf of selling shareholders during the first quarter of 2019, and non-offering related expenses in connection with our IPO and follow-on offerings in 2018.

(b)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(c)
Represents costs associated with M&A activity including: advisory, legal, accounting, valuation and other professional or consulting fees. Integration costs include pre- and post-acquisition costs of work performed to facilitate integration into the Company’s AOS, information systems and processes. The majority of integration costs consist of professional service fees.

(d)
Represents certain contractual and negotiated severance and separation costs from exited former executives, reduction in workforce costs associated with exiting or selling non-strategic warehouses, and accelerated expense for stock awards that vest in advance of the original vesting date due to executive termination and trustee resignation.

(e)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(f)	Represents costs associated with material litigation charges including professional service fees and settlement amounts.
(g)
Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

(h)	Fully diluted common share equivalents outstanding at each respective quarterly period end.
(i)
Assumes i) all post-IPO common shares were outstanding for the entire quarter, ii) the exercise of all outstanding stock options and conversion of all outstanding restricted stock units at the beginning of the quarter, and iii) the follow-on public offering of 4,000,000 common shares were outstanding for the entire quarter.

Reconciliation of Net (Loss) Earnings to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands - unaudited)
	Three Months Ended					Trailing Twelve Months Ended
	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18	Q1 19
Net (loss) income	$(4,629)	$2,678	$24,540	$29,406	$(8,639)	$51,995
Adjustments:
Depreciation, depletion and amortization	30,096	29,792	29,402	29,051	29,408	118,341
Interest expense	21,576	23,054	22,834	22,929	24,495	90,393
Income tax expense (benefit)	488	(853)	(2,551)	(126)	(89)	(3,042)
EBITDA	$47,531	$54,671	$74,225	$81,260	$45,175	$257,687
Adjustments:
Loss (gain) on disposal of depreciated property	—	913	—	(8,384)	—	(7,471)
Adjustment to reflect share of EBITDAre of partially owned entities(i)	615	250	265	592	557	1,722
NAREIT EBITDAre	$48,146	$55,834	$74,490	$73,468	$45,732	$251,938
Adjustments:
Severance and reduction in workforce costs (a)	4,294	(73)	73	—	11	4,294
Terminated site operations cost (b)	338	(1,870)	—	66	—	(1,466)
Non-offering related equity issuance expenses (c)	1,511	(34)	605	—	1,242	2,082
Non-recurring public company implementation costs (d)	—	544	496	162	—	1,202
Acquisition, diligence, and integration costs (e)	1,441	599	21	48	3	2,109
Litigation and other related settlement costs (f)	910	—	—	—	—	910
(Income) loss from investments in partially owned entities	(122)	745	437	(252)	139	808
Impairment of inventory and long-lived assets	12,555	—	—	747	—	13,302
(Gain) loss on foreign currency exchange	(60)	43	(734)	(1,511)	(680)	(2,262)
Stock-based compensation expense	2,639	2,429	2,070	1,666	4,518	8,804
Loss on debt extinguishment, modifications and termination of derivative instruments	—	26,174	—	—	21,385	26,174
Loss (gain) on real estate and other asset disposals	20	534	(379)	(170)	(137)	5
Reduction in EBITDAre from partially owned entities	(615)	(250)	(265)	(592)	(557)	(1,722)
Core EBITDA	$71,057	$84,675	$76,814	$73,632	$71,656	$306,178

(a)
Represents certain contractual and negotiated severance and separation costs from exited former executives, reduction in workforce costs associated with exiting or selling non-strategic warehouses, and accelerated expense for stock awards that vest in advance of the original vesting date due to executive termination and trustee resignation.

(b)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)
Represents one-time costs and professional fees associated with secondary offering on behalf of selling shareholders during the first quarter of 2019, and non-offering related expenses in connection with the IPO and follow-on offerings in 2018.

(d)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(e)
Represents costs associated with M&A activity including: advisory, legal, accounting, valuation and other professional or consulting fees. Integration costs include pre- and post-acquisition costs of work performed to facilitate integration into the Company’s AOS, information systems and processes. The majority of integration costs consist of professional service fees.

(f)	Represents costs associated with material litigation charges including professional service fees and settlement amounts.

Revenue and Contribution by Segment
(In Thousands - unaudited)
	Three Months Ended March 31,
	2019	2018
Segment revenues:
Warehouse	$289,615	$286,517
Third-Party Managed	64,136	63,876
Transportation	37,096	38,345
Other	2,232	2,403
Total revenues	393,079	391,141

Segment contribution:
Warehouse	90,819	89,570
Third-Party Managed	3,259	3,777
Transportation	4,356	3,594
Other	244	346
Total segment contribution	98,678	97,287

Reconciling items:
Depreciation, depletion, and amortization	(30,096)	(29,408)
Selling, general and administrative	(31,117)	(28,106)
Acquisition, litigation, and other	(8,493)	(3,841)
Impairment of long-lived assets	(12,555)	—
Income (loss) from investments in partially owned entities	122	(139)
Interest expense	(21,576)	(24,495)
Interest income	1,003	623
Loss on debt extinguishment and modification	—	(21,385)
Foreign currency exchange gain	60	680
Other (expense) income, net	(167)	56
Loss before income tax (expense) benefit	$(4,141)	$(8,728)
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
We also operate a limestone quarry on the land we own around our Carthage, Missouri warehouse, which contains substantial limestone deposits. We do not view the operation of the quarry as an integral part of our business.

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-offering related equity issuance expenses, non-recurring public company implementation costs, acquisition, diligence and integration related costs, stock compensation - IPO grants, severance, reduction in workforce costs and equity acceleration, terminated site operations costs, litigation and other related settlement costs, loss on debt extinguishment and modifications, foreign currency exchange gain or loss, excise tax settlement, and Alternative Minimum Tax receivable from the Tax Cuts and Jobs Act benefit. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of loan costs, debt discounts and above or below market leases, straight-line rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our annual and quarterly reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation, depletion and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for impairment charges on intangible and long-lived assets, loss or gain on disposal of depreciated property, severance, reduction in workforce costs and equity acceleration, terminated site operations costs, non-offering related equity issuance expenses, non-recurring public company implementation costs, acquisition, diligence, and integration costs, litigation and other related settlement costs, strategic alternative costs, loss on debt extinguishment, modification and termination of derivative instruments, stock-based compensation expense, foreign currency exchange gain or loss, multiemployer pension obligation, loss on partially owned entities, and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table above  reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.